Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396 www.travelers.com

NEWS RELEASE

Travelers Reports Fourth Quarter 2007 Net Income of $1.063 Billion, or $1.64 per Diluted Share

Full Year 2007 Net Income of $4.601 Billion, or $6.86 per Diluted Share

Additional $5 Billion Multi-Year Common Share Repurchase Authorization

SAINT PAUL, Minn. (January 29, 2008) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $1.063 billion, or $1.67 per basic share and $1.64 per diluted share, for the quarter ended December 31, 2007, compared to $1.189 billion, or $1.75 per basic share and $1.68 per diluted share, for the quarter ended December 31, 2006.  Operating income in the current quarter was $1.057 billion, or $1.66 per basic share and $1.63 per diluted share, compared to $1.193 billion, or $1.75 per basic share and $1.69 per diluted share, in the prior year quarter.

Net income for the year ended December 31, 2007 was $4.601 billion, or $7.04 per basic share and $6.86 per diluted share, compared to $4.208 billion, or $6.12 per basic share and $5.91 per diluted share, for the year ended December 31, 2006.  Operating income in the current year was $4.500 billion, or $6.89 per basic share and $6.71 per diluted share, compared to $4.200 billion, or $6.11 per basic share and $5.90 per diluted share, in the prior year.  Net and operating income per diluted share for the year ended December 31, 2007 increased by 16 percent and 14 percent, respectively, from the prior year.

“Travelers produced another strong quarter, concluding a year of excellent performance and execution for our company,” said Jay Fishman, Chairman and Chief Executive Officer.  “We delivered an operating return on equity of nearly 18 percent for the second consecutive year, while simultaneously making investments that are necessary for the long-term growth of our business.  The underwriting results in each of our business segments were solid, resulting in a full year combined ratio of 87.4 percent.

“Our capital position and liquidity are very strong which, when combined with our low leverage and our high quality investment portfolio, position us extremely well.  For the year, book value per share increased by 14 percent after repurchasing approximately $2.9 billion of common stock and paying dividends of $738 million.  As we currently anticipate completing our current common share repurchase authorization in the first or second quarter of 2008, our Board of Directors has approved an additional $5.0 billion of common share repurchases.

“We enter 2008 in a position of strength, both financially and operationally, and will utilize this strength to write attractive business opportunities while always remaining highly disciplined in our underwriting,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity and operating return on equity of 16.1 percent and 16.3 percent, respectively.

•                  Strong underwriting results in all segments with GAAP combined ratios in Business Insurance of 87.8 percent; Financial, Professional & International Insurance of 85.3 percent; and Personal Insurance of 90.8 percent.  Consolidated GAAP combined ratio of 88.4 percent.

•                  Net favorable prior year reserve development of $83 million after-tax.

•                  Net investment income of $696 million after-tax, compared to $701 million after-tax in the prior year quarter.

•                  Net written premiums of $5.4 billion, a 1 percent decrease from the prior year quarter, and level with the prior year quarter when adjusted for the sales of Afianzadora Insurgentes and Mendota.

•                  Book value per share (excluding FAS 115) of $41.23, a 3 percent increase from September 30, 2007, after repurchasing 19.0 million common shares for a total cost of $1.0 billion under the company’s share repurchase authorization in the quarter.

Full Year 2007 Highlights

•                  Return on equity and operating return on equity of 18.0 percent and 17.7 percent, respectively.

•                  Strong underwriting results in all segments with GAAP combined ratios in Business Insurance of 87.8 percent; Financial, Professional & International Insurance of 87.6 percent; and Personal Insurance of 86.8 percent.  Consolidated GAAP combined ratio of 87.4 percent.

•                  Net favorable prior year reserve development of $351 million after-tax.

•                  Net investment income of $2.9 billion after-tax, a 7 percent increase from the prior year.

•                  Net written premiums of $21.6 billion, a 2 percent increase from the prior year, or a 3 percent increase when adjusted for the sales of Afianzadora Insurgentes and Mendota.

•                  Book value per share (excluding FAS 115) of $41.23, a 14 percent increase from December 31, 2006, after repurchasing 56.0 million common shares for a total cost of $2.9 billion under the company’s share repurchase authorization during 2007.

Consolidated Highlights

($ in millions, except for per share amounts,	Three Months Ended December 31,				Twelve Months Ended December 31,
and after-tax except for premiums)	2007	2006	Change		2007	2006	Change
Gross written premiums	$5,768	$5,932	(3)%		$24,198	$24,039	1%
Net written premiums	5,366	5,437	(1)		21,618	21,150	2
Net earned premiums	5,432	5,328	2		21,470	20,760	3
Underwriting gain	389	487	(20)		1,699	1,542	10
Net investment income	696	701	(1)		2,915	2,712	7
Operating income	1,057	1,193	(11)		4,500	4,200	7
per diluted share	$1.63	$1.69	(4)		$6.71	$5.90	14
Net income	1,063	1,189	(11)		4,601	4,208	9
per diluted share	$1.64	$1.68	(2)		$6.86	$5.91	16
Book value per share	$42.22	$36.86	15		$42.22	$36.86	15
Adjusted book value per share	$41.23	$36.20	14		$41.23	$36.20	14
GAAP combined ratio	88.4%	86.7%	1.7	pts	87.4%	88.1%	(0.7	) pts
Operating return on equity	16.3%	19.6%	(3.3	) pts	17.7%	17.9%	(0.2	) pts
Return on equity	16.1%	19.1%	(3.0	) pts	18.0%	17.9%	0.1	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Fourth Quarter 2007 Consolidated Results

Net and operating income in the current quarter of $1.063 billion and $1.057 billion, respectively, benefited from strong underwriting results and solid investment performance.  The current and prior year quarters included the following:

	Three Months Ended December 31,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$128	$157	$83	$100

Catastrophes, net of reinsurance	(68)	(21)	(45)	(13)

Re-estimation of the current year loss ratios for the first three quarters of the year	54	66	35	43

Gains on the redemption of securities	—	42	—	27

Resolution of prior year tax matters	—	15	—	14

Net favorable prior year development in the current quarter was primarily driven by better than expected loss performance in each of the company’s segments.  The re-estimation of the current year loss ratio for the first three quarters of 2007 was driven by better frequency and severity in Business Insurance.  In the prior year quarter, the company fully redeemed its St. Paul Capital Trust 7.6% Trust Preferred Securities, resulting in a benefit to net and operating income.

Net written premiums in the current quarter, which decreased by 1 percent from the prior year quarter, were level with the prior year quarter when adjusted for the March 2007 sale of Afianzadora Insurgentes, the company’s Mexican surety operation, and the April 2007 sale of Mendota, the company’s non-standard personal auto operation.  Overall, retention rates continued to be extremely strong, renewal price changes were slightly weaker than recent quarters and new business volumes decreased from the prior year quarter due to the company’s disciplined underwriting in a somewhat more competitive new business market.

Net investment income in the current quarter was $696 million after-tax ($882 million pre-tax), essentially level with the prior year quarter of $701 million after-tax ($910 million pre-tax).  Average invested assets in the current quarter of $75.2 billion were up 3 percent from the prior year quarter even after share repurchases during the year of $2.9 billion, due to continued strong operating cash flows.  The after-tax annualized yield on the portfolio was 3.7 percent in the current quarter as compared to 3.9 percent in the prior year quarter.  This small decrease in the yield resulted from modestly lower returns in the non-fixed income portion of the portfolio from the prior year quarter.

The GAAP combined ratio in the current quarter was 88.4 percent, a 1.7 point increase from the 86.7 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended December 31,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(2.4	) pts	(3.0	) pts

Catastrophes, net of reinsurance	1.3		0.4

Re-estimation of the current year loss ratios for the first three quarters of the year	(1.0)		(1.2)

Full Year 2007 Consolidated Results

Net and operating income were $4.601 billion and $4.500 billion, respectively, for the year ended December 31, 2007. The current and prior years included the following:

	Twelve Months Ended December 31,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$546	$394	$351	$255

Catastrophes, net of reinsurance	(167)	(103)	(109)	(67)

Timing impact for the transition to fixed, value-based agent compensation program	163	—	106	—

Gains (losses) on the redemption of securities	(39)	42	(25)	27

Resolution of prior year tax matters	86	106	86	86

The current year included the timing impact for the transition to the fixed, value-based agent compensation program adopted in first quarter 2007, which lowered reported expenses from what otherwise would have been reported.  In April 2007, the company redeemed its 4.50% convertible junior subordinated notes due in 2032, resulting in a charge to net and operating income.  The redemption of these securities slightly increased the full year earnings per diluted share due to the elimination of their dilutive effect.  In the prior year, the company fully redeemed its St. Paul Capital Trust 7.6% Trust Preferred Securities, resulting in a benefit to net and operating income.

The GAAP combined ratio in the current year was 87.4 percent, a 0.7 point improvement from the 88.1 percent reported in the prior year.  The GAAP combined ratios included the following:

	Twelve Months Ended December 31,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(2.5	) pts	(1.9	) pts

Catastrophes, net of reinsurance	0.7		0.5

Timing impact for the transition to fixed, value-based agent compensation program	(0.8)		—

Net investment income in the current year was $2.9 billion after-tax ($3.8 billion pre-tax), a 7 percent increase from the prior year. The increase was driven by higher average invested assets due to strong operating cash flows and improved returns on both the fixed income and non-fixed income portions of the portfolio.

Net written premiums increased 2 percent from the prior year, or 3 percent when adjusted for the sales of Afianzadora Insurgentes and Mendota.

For the full year 2007, operating return on equity was 17.7 percent, compared to 17.9 percent in the prior year.

Capital Management

Travelers’ Board of Directors has approved an additional $5.0 billion of common share repurchases, bringing the total remaining authorization to approximately $5.9 billion.  Repurchases may be made from time to time in the open-market, in private transactions, pursuant to pre-set trading plans meeting the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 or otherwise.  This authorization does not have a stated expiration date.  The timing and actual number of shares to be repurchased will depend on a variety of factors, including corporate and regulatory requirements, price, catastrophe experience and other market conditions.

During the fourth quarter 2007, the company repurchased 19.0 million of its common shares under its share repurchase authorization for a total cost of $1.0 billion.  Since the first Board authorization in the second quarter of 2006, the company has repurchased 78.8 million shares for a total cost of $4.1 billion.

The company remains very well capitalized, with all of its financial strength indicators at or better than the company’s target levels.  The company ended 2007 with shareholders’ equity of $26.6 billion, an increase of 6 percent compared to the prior year end, after share repurchases and dividends totaling $3.7 billion. Statutory surplus was $22.9 billion at the end of 2007, an increase of 9 percent compared to the prior year end.  The company’s debt to capital ratio (excluding FAS115) at year end was 19.4 percent as compared to its 20.0 percent target level, and holding company liquidity at year end was $1.6 billion or $0.5 billion above the company’s target level.

Business Insurance Segment Financial Results

For the fourth quarter 2007, the Business Insurance segment reported operating income of $729 million, compared to $703 million in the prior year quarter.  The current and prior year quarters included the following:

	Three Months Ended December 31,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$49	$14	$29	$7

Catastrophes, net of reinsurance	(4)	—	(3)	—

Re-estimation of the current year loss ratios for the first three quarters of the year	54	10	35	6

Net favorable prior year reserve development in the quarter was primarily driven by better than expected frequency and severity trends for recent accident years in the commercial auto, property, commercial multi-peril and general liability product lines.  Catastrophe losses in the current quarter resulted from wildfires in California.  The re-estimation of the current year loss ratios for the first three quarters of 2007 was primarily driven by better than expected frequency and severity, largely in the property product line.

The GAAP combined ratio was 87.8 percent in the current quarter, a 3.1 point improvement from the 90.9 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended December 31,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(1.7	) pts	(0.5	) pts

Catastrophes, net of reinsurance	0.1		—

Re-estimation of the current year loss ratios for the first three quarters of the year	(1.9)		(0.3)

Net written premiums declined 2 percent from the prior year quarter.  Retention rates continued to be extremely strong, renewal price changes were slightly lower than recent quarters and new business volumes were lower than in the prior year quarter.

Select Accounts net written premiums decreased 2 percent from the prior year quarter.  Retention rates remained very strong, and renewal price changes were positive, consistent with recent quarters.  New business volume increased slightly from the prior year quarter due to the introduction of TravelersExpressSM earlier in the year, an enhanced quote-to-issue agency platform and multivariate pricing program for the smaller business end of Select Accounts. This increase was partially offset by lower new business volumes in the larger end of Select Accounts.

Commercial Accounts net written premiums were level with the prior year quarter.  Retention rates continued to be very strong, renewal price changes were negative and new business volume declined from the prior year quarter.  National Accounts net written premiums decreased 14 percent from the prior year quarter due in part to the continued competitive marketplace for large accounts and, to a lesser extent, favorable loss experience on retrospectively rated policies.  Industry-Focused Underwriting net written premiums decreased 2 percent from the prior year quarter due primarily to lower new business volumes in Construction and Technology.  Target Risk Underwriting net written premiums decreased 3 percent from the prior year quarter largely due to lower new business volumes in Inland Marine and Ocean Marine.  Specialized Distribution net written premiums increased 1 percent from the prior year quarter due to increased retention and new business volume in National Programs.

Financial, Professional & International Insurance Segment Financial Results

For the fourth quarter 2007, the Financial, Professional & International Insurance segment reported operating income of $184 million, compared to $175 million in the prior year quarter.   The current and prior year quarters included the following:

	Three Months Ended December 31,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$36	$4	$26	$3

Catastrophes, net of reinsurance	—	—	—	—

The net favorable prior year reserve development in the quarter was primarily driven by better than expected loss development in the commercial auto, employers’ liability and professional liability product lines within International.

The GAAP combined ratio was 85.3 percent in the current quarter, a 5.1 point improvement from the 90.4 percent reported in the prior year quarter.  This improvement was driven in part by solid current year underwriting results.  The GAAP combined ratios included the following:

	Three Months Ended December 31,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(4.3	) pts	(0.4	) pts

Catastrophes, net of reinsurance	—		—

Net written premiums were consistent with the prior year quarter, but increased 2 percent when adjusted for the sale of Afianzadora Insurgentes.  This result was primarily driven by favorable rates of exchange, strong retention rates and renewal price changes that were consistent with recent trends and higher new business volumes.

Bond & Financial Products net written premiums decreased 5 percent from the prior year quarter, or decreased 2 percent when adjusted for the sale of Afianzadora Insurgentes.  For Bond & Financial Products, retention rates were strong and higher than recent quarters, renewal price changes were slightly negative and new business volumes decreased from the prior year quarter. These metrics exclude the surety line of business since these products are sold on a non-recurring, project-specific basis.

International net written premiums increased 10 percent from the prior year quarter, primarily due to favorable rates of exchange and strong business volumes at Lloyd’s. Retention rates were strong and higher than recent quarters, renewal price changes were slightly negative, but consistent with recent quarters and new business volume increased significantly from the prior year quarter, driven by the company’s operations at Lloyd’s and in Canada.

Personal Insurance Segment Financial Results

For the fourth quarter 2007, the Personal Insurance segment reported operating income of $201 million compared to $348 million in the prior year quarter. Current accident year results were strong in the current quarter and consistent with the prior year quarter. The decrease in operating income primarily resulted from lower net favorable prior year reserve development, the absence of favorable re-estimation of current year loss ratios and a higher level of catastrophe and non-catastrophe related weather losses in the current quarter.

	Three Months Ended December 31,
	2007	2006	2007	2006
($ in millions)	Pre-tax		After-tax

Net favorable prior year reserve development	$43	$139	$28	$90

Catastrophes, net of reinsurance	(64)	(21)	(42)	(13)

Re-estimation of the current year loss ratios for the first three quarters of the year	—	56	—	37

Net favorable prior year reserve development in the quarter was primarily driven by better than expected auto loss performance resulting in part from claim initiatives previously instituted. The prior year quarter also benefited from these claim initiatives at significantly higher levels, which resulted in net favorable prior year reserve development and the re-estimation of that year’s loss ratio.  Catastrophe losses in the current quarter were mostly due to wildfires in California.

The GAAP combined ratio was 90.8 percent in the current quarter, a 12.7 point increase from the 78.1 percent reported in the prior year quarter.  The GAAP combined ratios included the following:

	Three Months Ended December 31,
Impact on GAAP combined ratios	2007		2006

Net favorable prior year reserve development	(2.5	) pts	(8.2	) pts

Catastrophes, net of reinsurance	3.7		1.3

Re-estimation of the current year loss ratios for the first three quarters of the year	—		(3.3)

Personal Insurance net written premiums, which were level with the prior year quarter, increased by 2 percent when adjusted for the sale of Mendota.  This result was primarily attributable to continued strong retention rates, positive renewal price increases and higher new business volume.

Automobile net written premiums and policies in force both increased 1 percent from the prior year quarter when adjusted for Mendota.  Retention rates were strong and renewal price changes were positive, both consistent with recent quarters.  New business volume increased slightly from the prior year quarter, adjusted for Mendota, due to the continued success of QuantumAutoSM, the company’s multivariate pricing product, which is now offered in 39 states and the District of Columbia.

Homeowners and Other net written premiums and policies in force both increased 3 percent from the prior year quarter.  Retention rates were strong and renewal price changes were positive, both consistent with recent quarters.  New business volume decreased from the prior year quarter as ongoing coastal risk management initiatives more than offset new business growth in non-coastal areas.

2008 Annual Guidance

Travelers expects 2008 operating income per diluted share in the range of $5.40 to $5.75. This range generates an approximate operating return on equity of 13 percent to 14 percent.  This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $525 million pre-tax and $340 million after-tax, or $0.55 per diluted share;

•                  No prior year reserve development, favorable or unfavorable;

•                  Growth in average invested assets in the low single digits, after taking into account dividends and approximately $2.7 billion of share repurchases for the year; and

•                  Weighted average diluted shares of approximately 618 million, including the impact of assumed share repurchases and normal growth in shares outstanding from employee equity awards.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of Travelers will discuss the contents of this release and other relevant topics via Web cast at 9 a.m. Eastern (8 a.m. Central) on Tuesday, January 29, 2008.  Prior to the Web cast, a slide presentation pertaining to the quarterly earnings will be available on the company’s Web site.  Following the live event, an audio playback of the Web cast and the slide presentation will be available on the company’s Web site.

To view the slides or to listen to the Web cast or the playback, visit the “Web casts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance.  For more information, visit www.travelers.com.

Glossary of Financial Measures

The following measures are used by the company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the company’s periodic results of operations and how management evaluates the company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.  Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding.  Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses (i.e., excluding FAS 115), divided by the number of common shares outstanding. In the opinion of the company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets (i.e. net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services in the United States.  Business Insurance is organized into the following groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group and policies written by Gulf (primarily management and professional liability coverages) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety, crime, and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance, statements about our share repurchase plans and statements about the potential impact of the recent disruption in the sub-prime markets on our investment portfolio and underwriting results are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, net and operating income, investment income, return on equity and combined ratio), and financial condition (including, among others, invested assets and liquidity); the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; investment performance; market conditions; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims, such as those relating to exposure to potentially harmful products or substances;

the effects of emerging claim and coverage issues on our business are uncertain; reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance; the insurance industry is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and to pay future dividends; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; loss or significant restriction of the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect us; if we experience difficulties with outsourcing relationships, technology and/or data security, our ability to conduct our business might be negatively impacted; and a significant increase in the interest rate environment, changes in regulatory or rating agency capital requirements or significant and adverse changes in the creditworthiness of corporate or municipal issuers of debt or the market for such debt, could adversely affect our investment portfolio and underwriting results.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K/A filed with the Securities and Exchange Commission.

###

	Three months ended		Twelve months ended
	December 31,		December 31,
($ in millions, except per share amounts, and after-tax)	2007	2006	2007	2006

Operating income	$1,057	$1,193	$4,500	$4,200
Net realized investment gains (losses)	6	(4)	101	8
Net income	$1,063	$1,189	$4,601	$4,208

Basic earnings per share
Operating income	$1.66	$1.75	$6.89	$6.11
Net realized investment gains	0.01	—	0.15	0.01
Net income	$1.67	$1.75	$7.04	$6.12

Diluted earnings per share
Operating income	$1.63	$1.69	$6.71	$5.90
Net realized investment gains (losses)	0.01	(0.01)	0.15	0.01
Net income	$1.64	$1.68	$6.86	$5.91

Weighted average number of common shares outstanding (basic)	634.5	679.2	652.7	687.1
Weighted average number of common shares outstanding and common stock equivalents (diluted)	648.7	711.0	672.3	716.7
Common shares outstanding at period end	627.8	678.3	627.8	678.3

Common stock dividends declared	$184.0	$176.0	$738.0	$696.0

Operating income by segment
Business Insurance	$729	$703	$3,015	$2,622
Financial, Professional & International Insurance	184	175	675	609
Personal Insurance	201	348	1,019	1,132
Total segment operating income	1,114	1,226	4,709	4,363
Interest Expense and Other	(57)	(33)	(209)	(163)
	$1,057	$1,193	$4,500	$4,200

Operating return on equity	16.3%	19.6%	17.7%	17.9%
Return on equity	16.1%	19.1%	18.0%	17.9%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended		Twelve months ended
	December 31,		December 31,
($ in millions, pre-tax)	2007	2006	2007	2006

Revenues
Premiums	$5,432	$5,328	$21,470	$20,760
Net investment income	882	910	3,761	3,517
Fee income	113	138	508	591
Net realized investment gains (losses)	12	(5)	154	11
Other revenues	52	98	124	211
	$6,491	$6,469	$26,017	$25,090

Revenues
Business Insurance	$3,623	$3,596	$14,523	$14,049
Financial, Professional & International Insurance	977	970	3,907	3,776
Personal Insurance	1,871	1,865	7,452	7,205
Total segment revenues	6,471	6,431	25,882	25,030
Interest Expense and Other	8	43	(19)	49
	6,479	6,474	25,863	25,079
Net realized investment gains (losses)	12	(5)	154	11
	$6,491	$6,469	$26,017	$25,090

Gross written premiums
Business Insurance	$3,066	$3,222	$13,017	$13,047
Financial, Professional & International Insurance	1,021	1,029	4,037	3,981
Personal Insurance	1,681	1,681	7,144	7,011
	$5,768	$5,932	$24,198	$24,039

Net written premiums
Business Insurance	$2,777	$2,843	$11,318	$11,046
Financial, Professional & International Insurance	963	964	3,465	3,393
Personal Insurance	1,626	1,630	6,835	6,711
	$5,366	$5,437	$21,618	$21,150

GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	56.6%	59.1%	57.1%	60.3%
Underwriting expense ratio	31.2	31.8	30.7	30.6
Combined ratio	87.8%	90.9%	87.8%	90.9%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	47.4%	54.9%	50.8%	53.7%
Underwriting expense ratio	37.9	35.5	36.8	35.3
Combined ratio	85.3%	90.4%	87.6%	89.0%

Personal Insurance
Loss and loss adjustment expense ratio	61.0%	48.7%	58.6%	54.8%
Underwriting expense ratio	29.8	29.4	28.2	28.3
Combined ratio	90.8%	78.1%	86.8%	83.1%

Total Company (2)
Loss and loss adjustment expense ratio	56.6%	55.1%	56.6%	57.5%
Underwriting expense ratio	31.8	31.6	30.8	30.6
Combined ratio	88.4%	86.7%	87.4%	88.1%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended		Twelve months ended
	December 31,		December 31,
($ in millions; after-tax except as noted)	2007	2006	2007	2006
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$596	$674	$2,558	$2,325
Tax expense on underwriting results	(207)	(187)	(859)	(783)
Underwriting gain	389	487	1,699	1,542
Net investment income	696	701	2,915	2,712
Other, including interest expense	(28)	5	(114)	(54)
Consolidated operating income	1,057	1,193	4,500	4,200
Net realized investment gains (losses)	6	(4)	101	8
Net income	$1,063	$1,189	$4,601	$4,208

	As of
	December 31,	December 31,
($ in millions; except per share data)	2007	2006
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,811	$20,491
Goodwill and other intangibles, net of tax	4,073	4,062
Adjusted common shareholders’ equity	25,884	24,553
Net unrealized investment gains, net of tax	620	453
Common shareholders’ equity	$26,504	$25,006

Common shares outstanding	627.8	678.3

Tangible book value per share	$34.74	$30.21
Adjusted book value per share	41.23	36.20
Book value per share	$42.22	$36.86

See Glossary of Financial Measures and the statistical supplement for additional financial data.

###

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Jennifer Wislocki	Andrew Hersom
860.277.7458	860.277.0902